Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

                                     3 Months    9 Months      Year        Year        Year       Year     6 Months   6 Months
                                      Ended       Ended       Ended        Ended      Ended      Ended      Ended      Ended
            DESCRIPTION              03/31/92    12/31/92      1993        1994        1995       1996     06/30/96   06/30/97
            -----------              --------    --------      ----        ----        ----       ----     --------   --------

HISTORICAL
Net Income (1)                           954.4      (23.9)     (18.5)        1.1      (20.6)       1.2        3.9      (16.0)

Fixed Charges
  Net Interest Expense                     1.3       13.6       18.3        14.6       14.7       13.5        6.5        7.7
  Preferred Dividends                      0.0        0.0        0.0         0.0        0.0        0.0        0.0        0.0
  Property Taxes                           2.8        8.3        9.1         9.8        7.4        6.6        3.2        1.9
  Rental Expenses                          0.6        1.6        1.6         1.8        1.9        1.8        0.8        0.8

Fixed Charges and
  Preferred stock dividends (2)            4.7       23.5       29.0        26.2       24.0       21.9       10.5       10.4

Earnings   to  fixed   charges  and
preferred
  stock dividends [(1) + (2)] / (2)      204.1        0.0        0.4         1.0        0.1        1.1        1.4       (0.5)

PROFORMA

Net Income (1)                                                                                     1.2                 (16.0)

Fixed Charges
  Net Interest Expense                                                                            13.4                   8.5
  Preferred Dividends                                                                              9.0                   5.4
  Property Taxes                                                                                   6.8                   1.9
  Rental Expenses                                                                                  1.8                   0.4

Fixed Charges and
  Preferred stock dividends (2)                                                                   31.0                  15.4

Earnings   to  fixed   charges  and
preferred
  stock dividends (1) / (2)                                                                        1.0                   0.0